UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 21, 2015

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director
On April 21, 2015, the Board of Directors appointed each of David Panos and Laurance “Lo” Toney as a director of iPass, to serve in such capacity until the 2015 annual meeting or until his earlier death, resignation or removal. In connection with Mr. Panos’s appointment, Mr. Panos was appointed to the Audit Committee, replacing Michael Chang on that committee. In connection with Mr. Toney’s appointment, Mr. Toney was appointed to the Compensation Committee.
As a member of the board of directors, each of Mr. Panos and Mr. Toney will be entitled to receive compensation as a non-employee director of iPass. The members of the board of directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. The table below sets forth the cash compensation arrangements for non-employee directors for services as a non-employee director:

Annual cash retainer	$20,000
Chairman of the Board annual retainer	$20,000
Committee annual retainer	$5,000
Audit committee chairman annual retainer	$10,000
Compensation committee chairman annual retainer	$5,000
Corporate Governance and Nominating committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended, or the Directors Plan, iPass grants stock options and restricted stock to its non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.

Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.
Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.
In addition, at each annual meeting iPass will make additional annual grants from its 2003 Equity Incentive Plan of stock options and restricted stock to its non-employee directors as follows:

•	grant of a stock option of 15,000 shares, and

•	restricted stock award of 5,000 shares.

The options will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: such shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.
Item 8.01 Other Events.
On April 21, 2015, the Board of Directors of iPass Inc. released a press release announcing the elections of Mr. Panos and Mr. Toney, giving additional detail on the strategic alternatives process it had run and its initiatives to enhance value, and acknowledged the recent filing of preliminary proxy materials with the Securities and Exchange Commission by Maguire Asset Management, Francis Capital Management, and Foxhill Opportunity Fund (together the “Maguire Group”), regarding the nomination of five director candidates for election to the iPass Board of Directors at the company’s 2015 Annual Meeting of Stockholders.

Additional Information and Where to Find It
iPass intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a proxy statement relating to the iPass 2015 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by iPass at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from the iPass website at www. ipass.com. Stockholders may also contact MacKenzie Partners with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885. The iPass directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation will be included in the proxy statement described above.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated April 21, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.
By:	/s/ Karen Willem Karen Willem Senior Vice President and Chief Financial Officer

Dated: April 21, 2015

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated April 21, 2015